Exhibit 99.(a)(9)(iv)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 27, 2024 (“Trust Instrument”), the American Beacon EAM International Small Cap Fund, a series of the Trust created by resolution of the Trust’s Board of Trustees (“Board”) on December 14, 2022, is hereby renamed the American Beacon IMC International Small Cap Fund (the “Fund”). The Fund was originally created as a new series of the Trust on August 22, 2018, as the American Beacon Tocqueville International Value Fund. The name of the Fund was subsequently changed to the American Beacon EAM International Small Cap Fund on January 21, 2023.

The Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	There are no changes to the Classes of Shares of the Fund and they will continue to be designated as R5 Class Shares (formerly known as the Institutional Class), Investor Class Shares, and Y Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”), or by resolution adopted by the Board. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument dated August 27, 2024 and the Amended and Restated Bylaws of the Trust dated August 27, 2024.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 24th day of February, 2025.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna

2